Exhibit 99.1

                            For more information:  Marian Kelley, 512/929-2273
                                                  email:  mhk@corp1.tracor.com

            TRACOR ANNOUNCES PLANS TO RESTRUCTURE CAPITALIZATION

         AUSTIN, TEXAS, February 14, 1997 -- Tracor, Inc. (Nasdaq - TTRR) announced today it currently intends to make a tender offer to purchase all $115.9 million aggregate principal amount of its outstanding 10-7/8% Senior Subordinated Notes due 2001. In connection with the tender offer, the Company will solicit consents to modify or delete certain provisions contained in the indentures governing the subordinated notes. The tender offer and the consent solicitation are being undertaken to facilitate the refinancing of the Company's existing senior and senior subordinated indebtedness. The tender offer is subject to the consummation of the revolving credit facility and subordinated note financings described below. The tender offer is expected to be completed during the first quarter of 1997.

         The Company also announced today it expects to enter into a $200 million revolving credit facility, with a five-year final maturity subject to commitment reductions in the third and fourth years. The revolving credit facility, together with a new $200 million senior subordinated note financing, will allow for the refinancing of the Company's existing bank credit facility and the consummation of the debt tender offer described above. The consummation of the financing transactions is subject to the execution and delivery of definitive documentation and the satisfaction of other customary closing conditions. The financings are expected to close on or before March 31, 1997.

         The restructuring of Tracor's capitalization as described will extend the senior debt and subordinated debt maturity periods, reduce interest expense, and result in a one-time extraordinary charge of approximately $10 million, net of income tax benefit.

         Tracor, Inc., based in Austin, Texas, is one of the 15 largest defense electronics firms in the United States with 1996 sales topping $1 billion. The company provides sophisticated electronic and information technology products, systems, and services to its customers in the U.S. Department of Defense, as well as in nondefense U.S. government agencies, other governments, and the commercial marketplace.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall it constitute an offer to buy or the solicitation of an offer to sell any securities. The financing transactions described above will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.